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                                                                  Exhibit 10.00

                           REAL ESTATE SALE AGREEMENT


         THIS AGREEMENT ("Agreement") is entered into as of this day of 18th day of December, 1998, between HMI Industries Inc., a Delaware corporation ("Seller"), and Rose Management Company, an Ohio Corporation ("Purchaser").

         1. PURCHASE AND SALE. In consideration of their mutual covenants set forth in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein, the following:

            (a) All of the land (the "Real Estate") situated in Cuyahoga County, Ohio, described on Exhibit "A" attached hereto and made a part hereof, and commonly known as 3631 Perkins Avenue, Cleveland, Ohio, approximately 4.3 acres (Permanent Parcel Nos.: 102-38-034, 102-38-035, 102-38-036, 102-38-037,
                    102-38-043, 102-40-021, 102-40-022, 102-40-023, 102-40-024,
                    102-40-025, 102-40-026, 102-40-027, 102-40-028, 102-40-030,
                    102-40-031, 102-40-032, 102-40-033, 102-40-034, 102-40-035,
                    102-40-036, 102-40-037, 102-37-022, 102-37-023, 102-37-024,
                    102-37-025, 102-37-027).

            (b) All structures, buildings, improvements and fixtures, including but not limited to, alarm system, main compressor, backup compressor, associated compressor pipes and hookups, inventories of spare parts used specifically in connection with the operation of the Improvements, 3 water tanks, 20,000 gallon exterior water tower, 4,500 gallon inside pressure tank and 9,000 gallon inside pressure tank located on the Real Estate ("Improvements").

            (c) The personal property owned by Seller described on Exhibit "B" attached hereto ("Personal Property").

            (d) Seller's interest in the leases listed on Exhibit "C", as amended from time to time, in effect on the date of Closing, as hereinafter defined (all such leases being sometimes collectively referred to herein as "Leases").

            (e) Seller's interest in the contracts, warranties and permits listed on Exhibit "D" ("Contracts")

         The Real Estate, Improvements, Personal Property and Leases are sometimes collectively referred to herein as the "Premises".

         2. PURCHASE PRICE EARNEST MONEY. The purchase price for the Premises shall be EIGHT HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($840,000) ("Purchase Price"). The Purchase Price shall be payable as follows:


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            (a)     $25,000 shall be tendered to Seller in the form of
                    Purchaser's check made payable to Title Company (as hereinafter defined) not later than three (3) business days following the last date on which a party hereto executes this Agreement ("Effective Date") as earnest money ("Earnest Money"). The Earnest Money shall be held by Guardian Title Company, ("Title Company") in accordance with the terms of this Agreement. The Title Company shall serve as escrow agent for this transaction subject to its standard conditions of acceptance of escrow, to the extent they are not inconsistent with this Agreement. In order to act as escrow agent hereunder, the Title Company shall furnish insured closing letters satisfactory to the parties and their counsel.

            (b) $25,000 shall be tendered to Seller in the form of Purchaser's check made payable to the Title Company upon satisfaction or waiver of the contingencies set forth in
                    Section 4 hereof on or before the termination of the Due Diligence Period (as therein defined) as additional earnest money (the "Additional Earnest Money"). The Additional Earnest Money shall be held by the Title Company in accordance with the terms of this Agreement.

                    If Purchaser's check for the Earnest Money or Additional Earnest Money shall fail due collection, Seller, at its option, may declare this Agreement null, void and of no force and effect, and may pursue its remedies against the Purchaser upon said check or in any other manner permitted by law, such remedies being cumulative.

            (c) On or before the Closing Date (as hereinafter defined), Purchaser shall deposit with the Title Company, in immediately available funds, the balance of the Purchase Price.

         3. CLOSING.

            (a) The consummation of the purchase and sale of the Premises ("Closing" or "Closing Date") shall take place no later than three (3) days following satisfaction of all of the contingencies and requirements set forth in the Agreement, or such other date mutually agreed upon by the parties.

            (b) This transaction shall be closed in accordance with this Agreement. The Purchase Price shall be paid as indicated in
                    Section 2 above and all documents necessary for the consummation of this transaction shall be delivered through Escrow on or prior to the Closing Date. Provided that all conditions of this Agreement have been satisfied, the Title Company shall disburse the proceeds of sale on the Closing Date to Seller and shall cause the Deed to be recorded at the office of the Cuyahoga County Recorder and shall deliver to Purchaser the Bill of Sale.


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            (c)     At or prior to Closing, Seller shall cause to be delivered into Escrow the following documents:

                    (1) A General Warranty Deed (the "Deed") in form reasonably approved by Purchaser, properly executed on behalf of Seller, conveying to Purchaser or its designee, good and marketable title to the Real Estate and Improvements, free and clear of all liens and encumbrances whatsoever, except (a) zoning and building ordinances and restrictions, if any, (b) legal highways, (c) real estate taxes and assessments, both general and special, which are a lien, but not yet due and payable at the time of transfer, (d) the rights of tenants under Leases, and (e) easements, restrictions, covenants, declarations, and rights of way of record approved by the Purchaser (the "Permitted Exceptions");

                    (2) A Bill of Sale in the form reasonably approved by Purchaser, executed by Seller, conveying to Purchaser the Personal Property;

                    (3) Duly executed and acknowledged Assignment of Leases assigning and conveying to Purchaser the landlord's interest in, to and under the Leases, and containing an assumption by Purchaser of Seller's obligations under the Leases from and after the Closing Date all in the form reasonably approved by Purchaser; and

                    (4) Originals (or, to the extent originals are not available, copies) of all Leases.

         4. PURCHASER'S CONDITIONS TO CLOSING. In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the Closing of this sale and purchase is subject to the sole satisfaction, approval or waiver by Purchaser of the following conditions on or before 5:00 PM, Cleveland Time, on that date which is fifteen
(15) days after the Effective Date ("Due Diligence Period"):

                    (a) Inspection and approval of the physical condition and use of the Premises, including without limitation, the availability for access, utility services, zoning, environmental risks, engineering and soil conditions. For the purpose of conducting physical inspections, Seller agrees to provide Purchaser and its authorized agents reasonable access to the Premises at all reasonable times during the Due Diligence Period to inspect portions of the Premises not readily accessible to the general public, including without limitation, the mechanical systems which are part of the Premises. The right of access granted hereunder is subject to the rights of tenants under the Leases. Purchaser hereby agrees to indemnify Seller and to hold


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                            Seller, Seller's agents and employees and the
                            Premises harmless from and against any and all losses, costs, damages, claims or liabilities including, but not limited to, mechanic's and materialmen's liens and attorneys' fees, arising out of or in connection with Purchaser's access to or entry upon the Premises under this Section 4(a). Purchaser's indemnity and hold harmless agreement pursuant to this Section 4(a) shall survive the termination or expiration of this Agreement by Closing or otherwise. Any damage; disturbance or other disruption of the Premises shall be repaired and/or placed in the condition existing prior to Purchaser's disturbance thereof upon completion of Purchaser's inspection activities.

                    (b) Inspection and approval of documents and other written materials in Seller's possession and control, relating to the ownership of the Premises, including but not limited to, drawings of the Improvements, leases, utility (gas, electric, water) bills for 1997, real estate tax bills for 1997, permits for construction from the city of Cleveland, occupancy permit, list of contractors for construction as well as maintenance, warranties including the roof, and surveys, ("Seller's Disclosure Documentation"), all of which shall be made available to Purchaser at the offices of Seller at reasonable times for inspection and copying by Purchaser at Purchaser's expense; provided, however, that such information supplied or made available to Purchaser is supplied or made available without representation or warranty of any kind.

         In the event any of the conditions set forth in this Section 4 are not satisfied or waived by Purchaser within the Due Diligence Period, Purchaser shall notify Seller and the Title Company in writing of termination of this Agreement ("Purchaser's Termination Notice") prior to the end of the Due Diligence Period. Upon receipt of Purchaser's Termination Notice, the Earnest Money shall be returned to Purchaser by the Title Company, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind except Purchaser's indemnity and hold harmless agreement as provided in Section 4(a) of this Agreement. If no Purchaser's Termination Notice has been served upon Seller and Title Company within the time provided in this Section 4, all conditions of this Section 4 shall be deemed to have been satisfied or waived, and Purchaser's obligations to close shall be firm with respect to the conditions of this Section 4. In addition, Purchaser shall promptly deliver the Additional Earnest Money to the Title Company as set forth in Section 2(b) above.

         Notwithstanding any provision to the contrary contained in this
Section 4, Purchaser may only terminate this Agreement pursuant to this Section 4 with respect to any environmental condition on the Premises if its inspections or investigations show the environmental condition of the Premises to be materially more adverse than as shown in the Reports provided to Purchaser pursuant to Section 6, below. Nothing contained herein shall prevent Purchaser from exercising its rights to terminate this Agreement pursuant to Section 6 in connection with its review of the Reports.



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         5. EVIDENCE OF TITLE.

            (a) TITLE COMMITMENT. Within five (5) business days following the Effective Date, Seller shall order a commitment for the issuance of an ALTA owner's title insurance policy ("Commitment") issued by the Title Company showing the condition of title to the Premises. If the Commitment discloses matters which are objectionable to Purchaser, Purchaser, within ten (10) days following the date on which Purchaser received the Commitment, shall deliver to Seller written notice of Purchaser's objections, if any, to such matters ("Unpermitted Exceptions"). If Purchaser fails to deliver such written notice or objection to Seller within the applicable time period, Purchaser shall be deemed to have waived its right to object to such Unpermitted Exceptions, which shall thereafter be deemed "Permitted Exceptions."

                     In the event that Purchaser shall so object to any such Unpermitted Exceptions, Seller shall notify Purchaser within ten (10) business days following the date of Purchaser's notice of such objections that either (a) the Unpermitted Exceptions have been, or will be at or prior to Closing, removed from the Commitment or are or will be insured over by the Title Company pursuant to an endorsement to the Commitment (satisfactory to purchaser and its lender) and in such event, if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties, or (b) Seller has failed to arrange to have the Unpermitted Exceptions removed or insured over by the Title Company. If Seller elects option (b) or fails to notify Purchaser that it has arranged to have the Unpermitted Exceptions removed or insured over within said ten (10) business day period, Purchaser shall, within ten
                     (10) days after the end of said 10-day period, elect either to terminate this Agreement by delivering written notice thereof within said ten (10) day period, in which event the Earnest Money (and Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, or be deemed to have accepted title as it then is, in which event all Unpermitted Exceptions not removed from the Commitment will thenceforth be deemed Permitted Exceptions, and if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties.

                     On the Closing Date, the Title Company shall issue an owner's title insurance policy in the amount of the purchase price, with the standard exceptions deleted, but with such additional endorsements as Purchaser may order and pay for, subject only to the Permitted Exceptions (the "Title Policy"). It is understood by the parties that in the event that Purchaser does not order a Survey or that the Title Company, after reviewing the Survey, will not delete the standard



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                     exception related to items disclosed by an accurate and
                     complete survey of the Premises, that such survey exception shall not be required to be deleted from the Title Policy.

            (b) SURVEY. Within the Due Diligence Period, Purchaser may order a current ALTA survey of the Real Estate and Improvements prepared by a registered Ohio land surveyor (the "Survey"). If the Survey shows any material encroachments over a building, setback or property line, a prohibited encroachment of a material nature over any easement or any other material matter which is objectionable to Purchaser (or its lender) and which is not a Permitted Exception (collectively, "Survey Defects"), Purchaser, within the Due Diligence Period, may deliver to Seller written notice of those Survey Defects to which it objects, or Purchaser shall be deemed to have waived any right to such objection. Seller shall have ten (10) business days ("Survey Cure Period") from the date of receipt of Purchaser's notice of objections, if any, to cure the Survey Defects or to cause the Title Company to agree to insure over such Survey Defects by appropriate endorsements to the Commitment. If Seller fails to do so, Purchaser shall, within ten (10) days after the end of the Survey Cure Period, elect either to terminate this Agreement by delivering written notice thereof within said 10-day period, in which event the Earnest Money (and Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, or be deemed to have accepted the Survey as is and, if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties.


         6. ENVIRONMENTAL REPORTS. Within three (3) days after the Effective Date, Seller shall cause any environmental reports in Seller's possession pertaining to the Real Estate ("Reports") to be delivered to Purchaser. Purchaser agrees to treat the Reports as strictly confidential and to disclose the Reports only to those consultants, advisers and lenders necessary in connection with this transaction. In the event this transaction fails to close, Purchaser shall return all copies of the Reports to Seller. Purchaser acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of the Reports and Purchaser shall have no claim against Seller based upon the Reports. Purchaser further acknowledges that pursuant to Section 4 of this Agreement, it has full opportunity to perform such environmental investigations as Purchaser deems appropriate.

         Purchaser shall have the right to terminate this Agreement by written notice to Seller and the Title Company ("Purchaser's Environmental Termination Notice") within five (5) business days following Purchaser's receipt of the Reports. Upon timely receipt of Purchaser's Environmental Termination Notice, the Earnest Money and Additional Earnest Money, if any, shall be returned to Purchaser by the Title Company, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind except Purchaser's indemnity and hold harmless agreement as provided in Section 4(a) of this Agreement. If no Purchaser's Environment Termination Notice has been served upon Seller and the Title Company within the time provided in




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this Section 6, all environmental conditions shall be deemed to have been satisfied or waived (except as provided to the contrary in Section 4), and Purchaser's obligation to close shall be firm with respect to the conditions of this Section 6.

         7. SELLER'S EXPRESS REPRESENTATIONS. Seller represents and warrants to Purchaser that:

            (a) Seller is a corporation duly formed and validly existing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby to be carried out by it. All persons signing this Agreement and/or any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so. All necessary action has been taken to duly authorize the execution and delivery of this Agreement and all documents and instruments contemplated by this Agreement, and the performance by Seller of the covenants and obligations to be performed and carried out by it hereunder.

            (b) The execution, delivery and performance by Seller of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Seller does not, and will not, result in any violation of, or conflict with or constitute a default under, any provision of any agreement of Seller or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement to which Seller is a party, or any judgment, writ, decree, order, injunction, rule or governmental regulation to which Seller is subject.

            (c) Seller has not received any notice of the violation of any zoning, building or other law, ordinance, regulation or directive of any governmental or quasi governmental authority or authorities having jurisdiction over the Premises.

         8. PURCHASER'S EXPRESS REPRESENTATIONS. Purchaser represents and warrants to Seller that:

            (a) Purchaser will have examined and investigated to Purchaser's full satisfaction the physical condition of the Premises and Seller's Disclosure Documentation during the Due Diligence Period set forth in Section 4;

            (b) Except as set forth herein, neither Seller nor any real estate broker, agent or other representative of Seller has made any representations or warranties whatsoever regarding this transaction or any fact relating thereto, including, without limitation, any representations or warranties concerning the physical condition of the Premises, access,





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                     zoning laws, environmental matters, utilities, or any other matter affecting the Premises or the use thereof:

            (c) If Purchaser has not exercised its right to terminate this Agreement, and except for Seller's express representations set forth in Section 7 hereof, Purchaser shall accept the Premises "AS IS" and "WHERE IS" at Closing;

            (d)      Except for Seller's express representations set forth in
                     Section 7 hereof, Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Premises or relating thereto made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, verbally or in writing, unless specifically set forth herein;

            (e) Purchaser is a corporation duly formed and validly existing under the laws of the State of Ohio and has the full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby to be carried out by it. All persons signing this Agreement and/or any documents and instruments in connection herewith on behalf of Purchaser have full power and authority to do so. All necessary action has been taken to duly authorize the execution and delivery of this Agreement and all documents and instruments contemplated by this Agreement, and the performance by Purchaser of the covenants and obligations to be performed and carried out by it hereunder.

            (f) The execution, delivery and performance by Purchaser of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Purchaser does not, and will not, result in any violation of, or conflict with or constitute a default under, any provision of any agreement of Purchaser or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement to which Purchaser is a party, or any judgment, writ, decree, order, injunction, rule or governmental regulation to which Purchaser is subject.

         9. SELLER'S COVENANTS. Between the date of the execution of this Agreement and the Closing, Seller shall:


            (a) Maintain the Premises in substantially the same condition as the same are now maintained, ordinary wear and tear excepted; and

            (b) Maintain all casualty, liability and hazard insurance currently in force with respect to the Premises.



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         10. PRORATIONS. The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser and shall be prorated (as applicable) on a per diem basis as of the Closing Date:

            (a) General real estate taxes and assessments not yet due and payable shall be prorated as of the Closing Date on the basis of the last available tax duplicate.

            (b) rents and other charges payable by tenants under the Leases shall be prorated as of the Closing Date.

         Except as otherwise expressly provided in this Agreement, all prorations provided for herein shall be final. The obligations of Seller and Purchaser pursuant to this Section 10 shall survive the Closing.

         11. CLOSING COSTS. Seller shall pay through escrow (i) the real estate conveyance fee; (ii) one-half of the cost of the title examination and the premium of the Title Policy; (iii) one-half (1/2) of the escrow fee; (iv) the Broker's commission pursuant to Section 28 hereof; and (v) prorations due to Purchaser.

         Purchaser shall pay through escrow (i) all recording fees and costs incident to the filing of the Deed; (ii) the fees and costs of any inspections conducted by Purchaser pursuant to Section 4; (iii) one-half(1/2) of the escrow fee; (iv) one-half (1/2) of the cost of the title examination and the premium of the Title Policy; (v) the cost of any special title endorsements required by Purchaser; (vi) the cost of any Survey of the Premises; (vii) all costs in connection with Purchaser's financing, if any; and (viii) all prorations due to Seller.

         If this transaction is terminated by Purchaser prior to the expiration of the Due Diligence Period, all escrow costs billed by the Title Company shall be divided equally between Seller and Purchaser. If the transaction is terminated by either party on account of default by the other, the defaulting party shall pay all escrow costs billed by the Title Company. In the event this transaction shall close as provided in this Agreement, escrow costs shall be divided equally between Seller and Purchaser.

         12. RISK OF LOSS. Seller shall bear all risk of loss with respect to the Premises until title is transferred to Purchaser in accordance with this Agreement and thereafter all risk of loss shall be the Purchaser's. Notwithstanding the foregoing, in the event of damage to the Premises by fire or other casualty prior to the Closing Date, repair of which would cost less than an amount equal to ten (10%) percent of the Purchase Price, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Premises or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Premises by fire or other casualty prior to the Closing Date, repair of which would cost in excess of an amount equal to ten (10%) percent of the Purchase Price, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives



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written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money and Additional Earnest Money, if any, shall be returned to Purchaser, and neither party shall have any further liability or obligations hereunder. If Purchaser does not so elect to terminate, then Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty.

         13. CONDEMNATION. In the event between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which will result in the taking of any part of the Real Estate or the Improvements or the taking or closing of any right of access to the Premises Purchaser may:

            (a)      terminate this Agreement by written notice to Seller; or

            (b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings if such proceedings would result in the taking of any Real Estate or Improvements or the taking or closing of any right of access to the Premises. Purchaser shall then notify Seller, within ten (10) days of Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph
(b) of this Section. Closing shall be delayed, if necessary, until Purchaser makes such election, provided that in no event shall the Closing occur later than five (5) days after the 10-day period provided for above.

         14. DEFAULT. In the event that Purchaser shall default in the performance of any covenant or agreement herein contained, then Seller shall have the right to terminate this Agreement and demand and recover the Earnest Money and Additional Earnest Money, if any, as liquidated damages. In the event that Seller shall default in the performance of any covenant or agreement herein contained, Purchaser shall have the right to: (i) as its sole remedy declare this Agreement terminated, demand and recover the Earnest Money and Additional Earnest Money, if any, or (ii) as its sole remedy pursue specific performance of this Agreement. Notwithstanding anything to the contrary contained in this Paragraph 14, no party shall be deemed in default in the performance of any covenant or agreement herein contained, unless the non-defaulting party has provided to such defaulting party notice of the default, and the non-defaulting party has not cured the default within ten (10) days of such notice.

         15. LEFT BLANK INTENTIONALLY.




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         16. NOTICE. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

               If to Seller:

               HMI Industries, Inc.
               3631 Perkins Avenue
               Cleveland, Ohio 44114
               Attention: Robert M. Benedict, Jr.

               With copies to:

               Squire, Sanders & Dempsey L.L.P.
               4900 Key Tower
               127 Public Square
               Cleveland, Ohio 44114-1304
               Attention: Richard J. Rudolph, Esq.

               If to Purchaser:

               Rose Management Company
               4300 Superior Avenue
               Cleveland, Ohio 44103
               Attention: Rose Strauss

               With copies to:

               Jeffrey G. Wyner
               Conway, Marken, Wyner, Kurant & Kern
               Pepper Pike Place
               30195 Chagrin Blvd. Suite 300
               Cleveland, Ohio 44124

Any such notices shall be either (a) sent by U.S. Mail, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. Mail, (b) sent by personal delivery, in which case it shall be deemed delivered upon receipt, or (c) sent by facsimile, in which case notice shall be deemed delivered upon confirmed receipt which confirmation can be issued by the sender's facsimile machine. All parties shall have the right from time to time to designate by written notice to all other parties any other address or place where such notice, demand, or request be addressed.

         17. TIME OF ESSENCE. Time is of the essence of this Agreement.

         18. GOVERNING LAW. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Ohio.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. CAPTIONS. The captions in this agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         21. ASSIGNABILITY. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. No assignment of this Agreement shall operate to release Purchaser from any liability hereunder.

         22. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         23. MODIFICATIONS; WAIVER. No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

         24. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

         25. PARTIAL INVALIDITY. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which will affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

         26. NO PERSONAL LIABILITY OF OFFICERS OR DIRECTORS. No member, partner, individual officer or director or representative of Seller or Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated in this Agreement.

         27. NO THIRD PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer upon any persons other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         28. BROKER. Seller and Purchaser represent each to the other that each has had no dealings with any broker, finder or other party concerning Purchaser's purchase of the Premises except Grubb & Ellis and C.B. Richard Ellis (the "Brokers") to whom Seller shall pay a commission of $42,000 upon the Closing Date if, and only if; this transaction closes in accordance with the terms and conditions stated herein. Seller and Purchaser each hereby agree to indemnify and hold each other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees) incurred as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party except Brokers. The representations and warranties contained in this Section 28 shall survive the Closing. No joinder of any Brokers shall be necessary for any amendment or termination of this Agreement. In the event that this transaction does not close for any reason, no Broker shall have any right to or interest in the Earnest Money or Additional Earnest Money.

         29 TIME PERIODS. All time periods contained herein shall refer to calendar days except where express reference is made to business days. Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays. Should any time period specified in this Agreement expire on a non-business day, such time period shall be extended to the next succeeding business day.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.


                                   SELLER
                                   HMI INDUSTRIES, INC.

                                   By:  /s/ Robert M. Benedict, Jr.
                                      ------------------------------------------
                                   Its: Exec. VP, CFO & Treasurer
                                       -----------------------------------------
                                   Date: 12/18/98
                                        ----------------------------------------


                                   PURCHASER:
                                   ROSE MANAGEMENT COMPANY

                                   By: /s/ Rose Strauss
                                      ------------------------------------------
                                   Its: President
                                       -----------------------------------------
                                   Date: 12/18/98
                                        ----------------------------------------



Accepted this ___ day of___, 1998,
By Guardian Title Company

By:
   ----------------------------------
         ----------------------------
                Escrow Officer

                                 EXHIBIT "A"

                                REAL PROPERTY

Parcel No. 1:
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being all of Sublots Nos. 175 to 180, both inclusive, in J.H. Webster, Assignee, and Mabel Weddell's Subdivision of a part of Original Ten Acre Lots Nos. 89, 90 and 91 as shown by the recorded plat in Volume 13 of Maps, Page 36 of Cuyahoga County Records, together forming a parcel of land Bounded and described as follows: Beginning on the Easterly line of East 36th Street, 60 feet in width, at the Southwesterly corner of said Sublot No. 175; Course No. 1: thence North 0 degrees 04'16" East along said Easterly line of East 36th Street,
186.04 feet to the Northwesterly corner of said Sublot No. 180; Course No. 2 thence South 89 degrees 59'35" East along the Northerly line of said Sublot No.180, 130.09 feet to a point in the Westerly line of East 36th Place, 14 feet in width; Course No. 3: thence South 0 degrees 04'47" West along said Westerly line of East 36th Place, 186.03 feet to the Southeasterly corner of said Sublot No.175; Course No.4: thence North 89 degrees 59'52" West along the Southerly line of said Subdivision No. 175, 130.07 feet to the place of beginning, be the same more or less, but subject to all legal highways.

Parcel No.2:
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being all of Sublots Nos. 223 to 236, both inclusive, in J.H. Webster, Assignee, and Mabel Weddell's Subdivision of a part of Original Ten Acre Lots Nos. 89, 90 and 91 as shown by the recorded plat in Volume 13 of Maps, Page 36 of Cuyahoga County Records, together forming a parcel of land bounded and described as follows: Beginning on the Northerly line of Perkins Avenue N.E., 60 feet in width, at its intersection with the Westerly line of East 37th Street, 34 feet in width; Course No.1: thence due West along said Northerly line of Perkins Avenue, N.E., 130.05 feet to a point in the Easterly line of East 36th Place, 14 feet in width; Course No.2: thence North 0 degrees 04'47" East along said Easterly line of East 36th Place, 438.75 feet to the Northwesterly corner of said Sublot No. 223; Course No.3: thence South 89 degrees 59'20" East along the Northerly line of said Sublot No. 223, 130.12 feet to a point in the aforementioned westerly line of East 37th Street; Course No.4: thence South 0 degrees 05' 18" West along said Westerly line of East 37th Street, 438.73 feet to the place of beginning, be the same more or less, but subject to all legal highways.

Parcel No. 3:
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being all of Sublots No. 8 to 29, both inclusive, 32 to 33, both inclusive, and part of Sublot No.39 in the F.C. Goodman Allotment of part of Original Ten Acre Lots Nos. 92 and 93 as shown by the recorded plat in Volume 32 of Maps, Page 11 of Cuyahoga County Records, part of East 37th Place, 34 feet in width, now vacated, as shown by the Vacation Plat records in Volume 188 of Maps, Page 11 of Cuyahoga County Records, and by the Vacation Plat recorded in Volume 202 of Maps, Page 60 of Cuyahoga County Records, together forming a parcel of land bounded and described as follows: Beginning on the Northerly line of Perkins Avenue N.E., 70 feet in width at its intersection with the Easterly line of East 37th Street, 34 feet in width; Course No.1: thence North 0 degrees 05'18" East along said easterly line of East 37th Street, 416.18 feet to a point in the Southerly line of Dayton Place N.E., 30 feet in width; Course No.2: thence South 89 degrees 59'26" East along said Southerly line of Dayton Place N.E., 244.73 feet to a point in the Westerly line of East 38th Street, 38 feet in width; Course No.3: thence South 0 degrees 05'36" West along said Westerly line of East 38th Street, 239.14 feet to the Northeasterly corner of Parcel Two of land conveyed to Dyment Limited by deed dated December 7, 1978 and recorded in Volume 14884, Page 977 of Cuyahoga County Records, Course No.4: thence North 89 degrees 59'19" West along the Northerly line of Parcel Two of land so conveyed to Dyment Limited, 70.07 feet to the Northwesterly corner thereof, being also in the Easterly line of aforementioned Sublot No.26; Course No.5: thence South 0 degrees 05'31" West along said Easterly line of said Sublot No. 26 and the easterly lines of said Sublots Nos. 27 and 29, 127.05 feet to a point in the aforementioned Northerly line of Perkins Avenue N.E., Course No.6: thence North 89 degrees 59'16" West along said northerly line of Perkins Avenue N.E.,
174.63 feet to the place of beginning. be the same more or less, but subject to all legal highways.


                    SEE CONTINUATION FOR ADDITIONAL PARCELS

                              EXHIBIT A CONTINUED

Permanent Parcel No. 102-37-022
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio: and known as being Sub Lot No.220 in J.H. Webster, Assignee and Mabel Weddell's Subdivision of part of Original Ten Acre Lots Nos. 89, 90, and 91, as shown by the recorded plat in Volume 13 of Maps, page 36 of Cuyahoga County Records, and being 30 feet front on the Westerly side of East 37th Street, (formerly Buckeye Street) and extending back of equal width 130 feet, as appears by said plat, be the same more or less, but subject to all legal highways.

Permanent Parcel No.102-37-023
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio: and known as being all of Sublot No.221 in J.H. Webster, assignee, and Mabel Weddell's Subdivision of part of Original Ten Acre Lots Nos. 89, 90, and 91, as shown by the recorded plat of said subdivision in Volume 13 of maps, Page 36 of Cuyahoga County Records, and being 30 feet front on the Westerly side of East 37th Street and extending back between parallel lines 130 feet as appears by said plat, be the same more or less, but subject to all legal highways.

Permanent Parcel No.102-37-024
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio: and known as being Sublot No.222 in J.H. Webster, assignee, and Mabel Weddell's Subdivision of part of Original Ten Acre lot Nos. 89, 90 and 91, as shown by the recorded plat in Volume 13 of Maps, Page 36 of Cuyahoga County Records, and being 30 feet front on the westerly side of East 37th Street and extending back of equal width 130 feet to an alley as appears by said plat, be the same more or less, but subject to all legal highways.

Permanent Parcel No. 102-37-025
Situated in the City of Cleveland, County of Cuyahoga and State of Ohio: and known as being Sublot No. 186 in J.H. Webster, Assignee, and Mabel Weddell's Subdivision of a part of Ten Acre Lots Numbers 89,90 and 91 in said City, being 30 feet front on the Easterly side of East 36th Street (formerly Douglas Street) and extending back of equal width 130 feet deep to an alley in the rear, as per plat of said subdivision recorded in Volume 13 of Maps, Page 36, in the office of the recorder of said county, be the same more or less but subject to all legal highways.

Permanent Parcel No. 102-37-027
Situated in the city of Cleveland, County of Cuyahoga and State of Ohio: and known as being Sublot No. 188 in J.H. Webster, Assignee, and Mabel Weddell's Subdivision of part of Original Ten Acre Lot Nos. 89, 90 and 91, as shown by the recorded plat in Volume 13 of Maps, Page 36 of Cuyahoga County Records, and being 30 feet front on the Easterly side of East 36th Street, N.E. (Formerly Douglas Street) and extending back between parallel lines 130 feet deep, as appears by said plat, be the same more or less, but subject to all legal highways.

                                  EXHIBIT "B"

                               PERSONAL PROPERTY


                                      NONE

                                  EXHIBIT "C"

                                     LEASES

1. Option Agreement between HMI Industries, Inc. and SprintCom, Inc. dated September 25, 1997 and PCS Site Agreement between HMI Industries, Inc. and SprintCom, Inc. dated February 12, 1998.

2. Oral lease with Olgierd Lindan for approximately 200 square feet of space at $250 per month, payable quarterly.

                                  EXHIBIT "D"

                                   CONTRACTS

1. Service Agreement between HMI Industries, Inc. and United States Elevator Corporation dated February 23, 1996.

2. Contract between UtiliCorp Energy Solutions and HMI Industries, Inc. dated August 29, 1998.

                    AMENDMENT TO REAL ESTATE SALE AGREEMENT
                    ---------------------------------------

         HMI INDUSTRIES, INC. ("Seller") and ROSE MANAGEMENT COMPANY ("Purchaser") hereby amend their Real Estate Sale Agreement ("Agreement") dated December 18, 1998 covering the property located at 3631 Perkins Avenue, Cleveland, Ohio (the "Premises") as follows:

         1. All real property taxes and assessments, both general and special (hereinafter, "Taxes") that are delinquent and any interest and penalties thereon, and first half 1998 Taxes and any interest and penalties thereon, shall be charged to Seller through escrow at Closing. The only Taxes to which the Premises shall be subject at Closing are those that are then a lien but not yet due and payable. In lieu of any proration of second half 1998 and first half 1999 Taxes based on the last available tax duplicate as provided in Section 10(a) of the Agreement, the Escrow Agent shall estimate the amount of second half 1998 Taxes and first half 1999 Taxes by applying the applicable tax rate, taken from the most recent tax duplicate, to the purchase price ($840,000). The amount of second half 1998 Taxes so estimated by the Escrow Agent shall be charged to Seller and credited to Purchaser through escrow at Closing. The Escrow Agent shall also charge to Seller and credit to Purchaser through escrow at Closing a prorated amount with respect to first half 1999 Taxes, calculated in an identical fashion as second half 1998 Taxes, upon a per diem basis. Upon receipt of the real property tax bill for second half 1998 Taxes, Purchaser shall forward a copy thereof to Seller, and Seller shall promptly pay over to Purchaser outside of Escrow any excess of the amount of such billing over the amount previously credited through escrow to Purchaser with respect to estimated second half 1998 Taxes. Upon receipt of the real property tax bill for first half 1999 Taxes, Purchaser shall forward a copy thereof to Seller, and Seller shall promptly pay over to Purchaser, outside of Escrow, the excess of the daily amount indicated by such billing times the number of days included in the 1999 proration over the estimated first half of 1999 Taxes previously credited to Purchaser through Escrow.

         2. Seller shall retain all rights in and to its pending real estate tax complaint for tax years 1997 and 1998 ("the 1997 case"), and the parties agree that any real estate tax refunds and any real estate tax deficiencies relating to the period prior to transfer of title and all expenses associated therewith shall be Seller's property and/or responsibility as the case may be. Purchaser shall not file a real estate tax complaint for tax year 1998. However, Purchaser shall have the right to file its own Complaint as to the Assessment of Real Property for tax year 1999. Should Purchaser file a decrease complaint for tax year 1999 and realize any refund as a result thereof, after taking into account all of its costs and expenses in pursuing any such proceedings, it shall pay over to Seller the ratable share of such net benefit pertaining to the period in January 1999 prior to the date of closing.

         3. The parties agree that Purchaser shall have two (2) business days after its receipt of the survey which it has ordered from Garrett & Associates, Surveyors within which to review such survey and its rights upon such review shall be as provided in the Agreement even though other approved periods provided therein have already passed.

         4. Title shall be conveyed to MidCity, Ltd., an Ohio limited liability company, whose tax mailing address will be 4300 Superior Avenue, Cleveland, Ohio 44103.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.


                                   "SELLER"

                                   HMI INDUSTRIES, INC.

                                   By:  /s/ Robert M. Benedict, Jr.
                                      ------------------------------------------
                                   Its: Exec. VP, CFO & Treasurer
                                       -----------------------------------------
                                   Date: 1/11/99
                                        ----------------------------------------


                                   PURCHASER:

                                   ROSE MANAGEMENT COMPANY

                                   By: /s/ Rose Strauss
                                      ------------------------------------------
                                   Its: President
                                       -----------------------------------------
                                   Date: 1/11/99
                                        ----------------------------------------

Accepted this 12th day of January, 1999
by Guardian Title Company


By: /s/ Mary R. Porter
--------------------------------
Mary R. Porter, Escrow Agent